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                                  (JACKSON & RHODES LETTERHEAD)


July 7, 1998


Mr. Jeff Kramer
Nevada Manhattan Mining Incorporated
5038 N. Parkway Calabasas Suite 100
Calabasas, CA 91302

Dear Mr. Kramer:

     This is to confirm that the client-auditor relationship between Nevada Manhattan Mining Incorporated (Commission File No. 001-12867) and Jackson & Rhodes P.C. has ceased. There were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to our satisfaction, would have caused us to make reference to the subject matter of the disagreement in connection with our report.

Sincerely,

/s/ Jackson & Rhodes P.C.

Jackson & Rhodes P.C.


cc:  Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street N.W.
Washington, D.C. 20549